NEWS RELEASE

Contact:
Susan Ball
EVP, Chief Financial Officer and Treasurer
(281) 388-5521

TEAM, INC. ANNOUNCES CEO AMERINO GATTI TO ASSUME ROLE OF CHAIRMAN OF THE BOARD

SUGAR LAND, TX – February 25, 2020 – Team, Inc. (NYSE: TISI), a global leading provider of integrated, digitally-enabled asset performance assurance and optimization solutions, announced today that Louis A. Waters has elected to step down as Chairman of the TEAM Board of Directors, and, by a unanimous vote of the Board of Directors, Amerino Gatti will assume the role of Chairman, in addition to his current role as Chief Executive Officer, effective immediately. The Company also announced that the Board of Directors has appointed Mr. Waters as Lead Independent Director.

Mr. Gatti has served as Chief Executive Officer and a member of the Board since January 2018, when he joined the company. Prior to joining TEAM, he served as an Executive Officer and President of the Production Group at Schlumberger Limited. Over his 25-year career at Schlumberger, Mr. Gatti served in a variety of roles of progressing leadership responsibility including, President - Well Services, VP Production Group - North America, VP & General Manager - Qatar GeoMarket, Global VP Sand Management Services, and VP Marketing & Sales - North America. Earlier in his Schlumberger career, he held field operations, engineering and human resources positions around the world, including North America, South Asia and the Middle East. Mr. Gatti holds a B.S. in Mechanical Engineering from the University of Alberta, Canada.

“It has been my pleasure to serve as Chairman of the Board and I look forward to my continued involvement as independent lead director,” said Mr. Waters. “Under Amerino’s strong leadership, TEAM has led many successful initiatives, including an integration and transformation program that has streamlined operations and established a strategic plan for long-term growth. These companywide initiatives have resulted in significant improvements to our cash flow and overall financial performance. On behalf of the Board, we are confident that Amerino’s leadership in the combined role of Chairman of the Board and Chief Executive Officer will continue to have a positive impact on the Company’s future.”

“I am honored to assume this important role for TEAM and want to thank my fellow directors for the trust they have placed in me and our leadership team,” said Mr. Gatti. “I will continue to build on our positive momentum by focusing on our highest priorities: the safety of our employees, leveraging our differentiated portfolio and talented people in close collaboration with our clients, and creating value for our shareholders. We remain committed to strengthening our balance sheet and positioning the company for long-term success – and I look forward to advancing these priorities in my added role as Chairman.”

In the lead independent director role, Mr. Waters will perform the duties outlined in the Company’s Corporate Governance Principles. These duties include serving as a liaison between the independent directors and the Chairman; approving agendas for board meetings; presiding over meetings and executive sessions of the independent directors; and leading the Board’s annual evaluation of the Chief Executive Officer. TEAM’s Corporate Governance Principles are available in the Investors section of our website at www.teaminc.com.

About Team, Inc.

Headquartered in Sugar Land, Texas, Team Inc. (NYSE: TISI) is a global leading provider of integrated, digitally-enabled asset performance assurance and optimization solutions. We deploy conventional to highly specialized inspection, condition assessment, maintenance and repair services that result in greater safety, reliability and operational efficiency for our client’s most critical assets. Through locations in more than 20 countries, we unite the delivery of technological innovation with over a century of progressive, yet proven integrity and reliability management expertise to fuel a better tomorrow. For more information, please visit www.teaminc.com.

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